Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 25, 2020, with respect to the consolidated financial statements included in the Annual Report of Standex International Corporation on Form 10-K for the year ended June 30, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Standex International Corporation on Forms S-8 (File No. 333-147190, File No. 333-179513, File No. 333-161647 and File No. 333-231598).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

   August 13, 2021